UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Cary G. Bullock

On April 15, 2013, Cary G. Bullock resigned as a member of our Board of Directors. On the same date, Mr. Bullock also resigned as a director, officer or manager of each of our subsidiaries or affiliates in which he held office, including, without limitation, as a member of the Board of Directors of our subsidiary, CASTion Corporation.

Mr. Bullock had been a member of our Board of Directors since January 2010 and, until his retirement in December 2012, he was our Chief Executive Officer. Mr. Bullock served as one of the three directors elected by the holders of our Common Stock and Series A Convertible Preferred Stock (voting together as a single class).

Mr. Bullock’s resignation is not due to a disagreement with our Board of Directors or our management on any matter relating to our operations, policies or practices.

Election of David L. Keller

Also on April 15, 2013, our Board of Directors elected David L. Keller as a director to fill the vacancy created by the resignation of Mr. Bullock. Mr. Keller will serve as a member of the Audit and Nominating Committees of our Board of Directors. In connection with his election to our Board of Directors, Mr. Keller was also elected as a director of our subsidiary, CASTion Corporation.

Mr. Keller, who is 59 years old, served as President, Chief Executive Officer and Director of Global Power Equipment Group Inc., a comprehensive provider of power generation equipment and modification and maintenance services for customers in the domestic and international energy, power infrastructure and service industries, from September 2009 until his retirement in June 2012 and, following his retirement, continued to serve Global Power Equipment Group Inc. as a consultant until March 2013.

Mr. Keller served as the President and Chief Operating Officer of The Babcock & Wilcox Company (“B&W”), a wholly owned subsidiary of McDermott International, Inc., from March 2001 until his retirement in June 2007. Mr. Keller’s prior position was President of Diamond Power International, Inc., a wholly owned subsidiary of B&W, from March 1998 to February 2001. During his tenure with B&W, Mr. Keller served as a Board Chairman or Director of subsidiaries and joint ventures in the People’s Republic of China, Denmark, the United Kingdom, Australia and South Africa.

Mr. Keller holds a Bachelor of Science degree in Mathematics from the University of Akron. He brings to the Board of Directors a comprehensive knowledge of the power generation industry. In addition to his experience and understanding in the industry, Mr. Keller also has significant executive management experience, having directly overseen sales, manufacturing, accounting, legal, supply chain and personnel functions of a business whose revenues reached approximately $2 billion under his management.

Mr. Keller will be paid a quarterly director’s fee of $5,000 and will be reimbursed for his reasonable travel and business expenses incurred in connection with his service as a member of our Board of Directors. Pursuant to our 2008 Incentive Stock Plan, Mr. Keller, as a non-employee director, was automatically granted an option to purchase 100,000 shares of our Common Stock at an exercise price of $0.0468 per share (the closing price of our Common Stock in the over-the-counter market on April 12, 2013, the trading day immediately preceding his election). This option vests and becomes exercisable on the date of our 2013 Annual Meeting of Stockholders and has a term of ten years.

There is no arrangement or understanding between Mr. Keller and any other person pursuant to which he was elected as member of our Board of Directors and there are no family relationships between Mr. Keller and any of our executive officers or any other members of our Board of Directors. There are no transactions to which we are a party and in which Mr. Keller has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2013

THERMOENERGY CORPORATION

(Registrant)

By:          /s/ Gregory M. Landegger

Name:	Gregory M. Landegger
Title:	Chief Operating Officer and

Interim Chief Financial Officer